Exhibit 99.1
NEWS RELEASE

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	January 22, 2007
ELS REPORTS FOURTH QUARTER RESULTS
Strong Operating Performance; Lower Home Sales Profits
     CHICAGO, IL — January 22, 2007 — Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced results for the quarter and year ended December 31, 2006.
     a) Financial Results
     For the fourth quarter of 2006, Funds From Operations (“FFO”) were $18.4 million, or $0.61 per share on a fully diluted basis, compared to ($5.7 million) or ($0.19) per share on a fully diluted basis for the same period in 2005. For the year ended December 31, 2006, FFO were $82.4 million, or $2.72 per share on a fully diluted basis, compared to $52.8 million, or $1.77 per share on a fully diluted basis for the same period in 2005.
     Net income available to common stockholders totaled $1.8 million, or $0.07 per share on a fully diluted basis for the quarter ended December 31, 2006. This compares to net loss available to common stockholders of ($14.6 million), or ($0.63) per share on a fully diluted basis for the fourth quarter of 2005. Net income available to common stockholders totaled $16.6 million, or $0.69 per share on a fully diluted basis for the year ended December 31, 2006. This compares to net loss available to common stockholders of ($2.3 million), or ($0.10) per share on a fully diluted basis for the year ended December 31, 2005.
     The fourth quarter of 2005 included approximately ($0.72) FFO and net loss per share on a fully diluted basis related to refinancing costs ($0.67) and hurricane-related costs ($0.05). See the attachment to this press release for reconciliation of FFO and FFO per share to net income and net income per common share, respectively, the most directly comparable GAAP measures.
     b) Portfolio Performance
     Fourth quarter 2006 property operating revenues were $84.8 million, compared to $77.6 million in the fourth quarter of 2005. Property operating revenues for the year ended December 31, 2006 were $346.4 million, compared to $315.0 million for the same period in 2005.

     For the three months ended December 31, 2006, our Core1 properties’ operating revenues increased approximately 5.1 percent. Excluding approximately $1.3 million of hurricane-related costs incurred in the fourth quarter of 2005, Core property operating expenses increased approximately 3.0 percent and Core income from property operations increased approximately 7.0 percent for the quarter ended December 31, 2006 over the same period last year. For the year ended December 31, 2006, our Core properties’ operating revenues increased approximately 4.5 percent, while Core property operating expenses increased approximately 3.6 percent resulting in an increase of approximately 5.4 percent to Core income from property operations over 2005. Excluding $1.3 million of hurricane-related costs incurred in the fourth quarter of 2005, Core property operating expenses for 2006 increased approximately 4.5 percent and Core income from property operations increased approximately 4.6 percent over the year ended December 31, 2005.
     For the quarter ended December 31, 2006, the Company had 209 new home sales (including 33 third-party dealer sales), a 19 percent decrease over the quarter ended December 31, 2005. Gross revenues from home sales were approximately $14.7 million for the quarter ended December 31, 2006, compared to approximately $22.6 million for the quarter ended December 31, 2005. For the year ended December 31, 2006, the Company had 783 new home sales (including 79 third-party dealer sales), a 2.5 percent increase over the same period in 2005. Gross revenues from home sales were approximately $61.2 million for the year ended December 31, 2006, compared to approximately $66.0 million for the same period in 2005. Our ancillary net income increased from $2.2 million for the year ended December 31, 2005 to $3.0 million for the year ended December 31, 2006, primarily due to acquisitions.
     Although we achieved our 2006 goal of increasing sales of smaller resort cottages, we sacrificed profitability in order to reduce inventory levels, prior to the start of our 2006-2007 season. As a result of this initiative, the Company’s home sales operations did not meet certain internal performance expectations established earlier in the year. Certain executive-level bonus compensation targets were not met resulting in lower than expected general and administrative expense in the fourth quarter of 2006.
     c) Asset-related Transactions
     During the quarter ended December 31, 2006, we acquired 15 membership campground resort Properties for approximately $10 million. The resort Properties contain approximately 4,000 sites on 1,500 acres and are located in Illinois (1), Massachusetts (2), Maine (1), North Carolina (1), New Jersey (2), Pennsylvania (6) and Virginia (2). The resort sites, which service an existing member base of approximately 24,000 members, were leased to Privileged Access for an annual lease payment of approximately $1 million.
     During the quarter ended December 31, 2006, we also acquired the remaining 75 percent interest in four Diversified joint venture Properties in which we had an existing 25 percent joint venture ownership interest. The four resort Properties contain approximately 1,660 sites on approximately 460 acres and are located in Indiana, North Carolina, Pennsylvania and Wisconsin. The gross purchase price was approximately $20.5 million and we assumed approximately $12.8 million of individual first mortgage loans with a weighted average interest rate of approximately 5.5 percent and a weighted average maturity of three years.

[1]	Properties we owned for the same period in both years.

     On January 10, 2007, we sold Lazy Lakes, a 100 site resort Property in the Florida Keys for $8 million. Lazy Lakes is included in discontinued operations for the quarters and years ended December 31, 2006 and 2005.
     We currently have four all-age properties held for disposition and are in various stages of negotiations for sale. The Company plans to reinvest the proceeds from the sales of these properties or reduce its outstanding lines of credit with proceeds.
     d) Balance Sheet
     Our average long-term secured debt balance was approximately $1.6 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 6.1 percent per annum. Our unsecured debt balance currently consists approximately $115 million outstanding on our lines of credit, which have a current availability of approximately $160 million. In December of 2006, we fixed one-year LIBOR on $75 million of our outstanding lines of credit balance. Interest coverage was approximately 1.9 times in the quarter ended December 31, 2006 and approximately 2.0 times for the year ended December 31, 2006.
     e) Guidance
     Preliminary guidance for 2007 FFO per share on a fully diluted basis is projected to be in the range of $2.95 to $3.05. The Company expects Core property operating revenue for 2007 to grow at approximately 5.25 to 5.75 percent over 2006, assuming stable occupancy. In 2007, the Company expects income from property operations in the Core portfolio to grow from approximately 5.00 to 5.50 percent over 2006. Our 2006 acquisitions contributed approximately $10 million in property operating revenue and approximately $4.7 million of income from property operations in 2006. The Company expects 2006 acquisitions will contribute approximately $8.00 to $8.50 million to income from property operations. Income from property operations in the first quarter is expected to represent approximately 25 to 30 percent of the 2007 budget with the remainder earned approximately ratably in the other quarters.
     Notwithstanding recent performance, our 2007 guidance assumes a contribution from our sales operation consistent with prior guidance. We are addressing our overall sales profitability by reviewing our marketing initiatives as well as our future inventory purchases.
     In 2007, other income and expenses are expected to be approximately $8 million. The Company’s projected interest expense assumes average outstanding mortgage loan balances of approximately $1.58 billion at an overall interest rate (including amortization) of 6.1 percent per annum. In addition, it is anticipated that the Company’s average outstanding balance on its lines of credit will be approximately $115 million at an overall interest rate of approximately 7.1 percent per annum. Short-term interest rates will impact the Company’s borrowing costs and its 2007 financial results.
     Factors impacting 2007 guidance include i) the mix of site usage within the portfolio; ii) yield management on its short-term resort sites; iii) scheduled or implemented rate increases; and iv) occupancy changes. Results for 2007 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as hurricanes; iv) potential acquisitions, investments and dispositions; v) changes in interest rates; vi) renewal of our property and casualty insurance policies during February 2007; and vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.
     This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to: in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility; in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing; our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; our assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
     Equity LifeStyle Properties, Inc. owns or has an interest in 310 quality properties in 30 states and British Columbia consisting of 112,858 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
     A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on January 23, 2007.
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     Tables follow

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005
Property Operations:
Community base rental income	$57,198	$53,813	$225,815	$213,280
Resort base rental income	20,445	17,521	89,925	74,371
Utility and other income	7,198	6,244	30,643	27,367

Property operating revenues	84,841	77,578	346,383	315,018

Property operating and maintenance	28,950	27,097	116,179	103,832
Real estate taxes	6,124	6,040	26,246	24,671
Property management	3,553	4,106	17,079	15,919

Property operating expenses	38,627	37,243	159,504	144,422

Income from property operations	46,214	40,335	186,879	170,596

Home Sales Operations:
Gross revenues from inventory home sales	14,670	22,621	61,247	66,014
Cost of inventory home sales	(13,269)	(19,367)	(54,498)	(57,471)

Gross profit from inventory home sales	1,401	3,254	6,749	8,543
Brokered resale revenues, net	406	619	2,129	2,714
Home selling expenses	(2,450)	(2,286)	(9,836)	(8,838)
Ancillary services revenues, net	321	210	3,027	2,227

Income from home sales and other	(322)	1,797	2,069	4,646

Other Income and Expenses:
Interest income	541	412	1,975	1,406
Income from other investments, net	4,648	3,980	20,102	16,609
Equity in income of unconsolidated joint ventures	515	1,033	4,448	8,468
General and administrative	(2,418)	(3,427)	(12,760)	(13,624)
Rent control initiatives	(658)	(274)	(1,157)	(1,081)

Operating income (EBITDA)	48,520	43,856	201,556	187,020

Interest and related amortization	(25,994)	(25,498)	(103,161)	(100,712)
Loss on early debt retirement	—	(20,148)	—	(20,630)
Income from discontinued operations	23	249	520	1,927
Depreciation on corporate assets	(98)	(122)	(410)	(804)
Income allocated to Preferred OP Units	(4,039)	(4,045)	(16,138)	(13,974)

Funds from operations (FFO)	$18,412	$(5,708)	$82,367	$52,827

Depreciation on real estate	(15,706)	(14,425)	(60,276)	(55,608)
Depreciation on unconsolidated joint ventures	(444)	(619)	(1,909)	(1,960)
Depreciation on discontinued operations	(21)	(21)	(84)	(410)
Gain on sale of properties	—	2,279	852	2,279
Income allocated to Common OP Units	(455)	3,874	(4,318)	539

Net Income (loss) available to Common Shares	$1,786	$(14,620)	$16,632	$(2,333)

Net income per Common Share — Basic	$0.08	$(0.63)	$0.71	$(0.10)
Net income per Common Share — Fully Diluted	$0.07	$(0.63)	$0.69	$(0.10)

FFO per Common Share — Basic	$0.62	$(0.19)	$2.78	$1.80
FFO per Common Share — Fully Diluted	$0.61	$(0.19)	$2.72	$1.77

Average Common Shares — Basic	23,490	23,208	23,591	23,081
Average Common Shares and OP Units — Basic	29,679	29,450	29,609	29,366
Average Common Shares and OP Units — Fully Diluted, Net Income (Loss)	30,333	29,450	30,241	29,366
Average Common Shares and OP Units — Fully Diluted, FFO	30,333	29,450	30,241	29,927

Equity LifeStyle Properties, Inc.
(Unaudited)

	As Of	As Of
	December 31,	December 31,
Total Common Shares and OP Units Outstanding:	2006	2005
Total Common Shares Outstanding	23,591,995	23,295,956
Total Common OP Units Outstanding	6,090,098	6,207,471

Selected Balance Sheet Data:	December 31,	December 31,
	2006	2005
	(amounts in 000s)	(amounts in 000s)

Total real estate, net	$1,901,651	$1,774,242
Cash and cash equivalents	$1,605	$610
Total assets (1)	$2,055,831	$1,948,874

Mortgage notes payable	$1,586,012	$1,500,581
Unsecured debt	$131,200	$137,700
Total liabilities	$1,795,919	$1,706,979
Minority interest	$212,804	$209,379
Total stockholders’ equity	$47,108	$32,516

Manufactured Home Site Figures and	Quarters Ended		Twelve Months Ended
Occupancy Averages: (2)	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005
Total Sites	44,144	42,834	43,841	42,776
Occupied Sites	39,866	38,616	39,519	38,629
Occupancy %	90.3%	90.2%	90.1%	90.3%
Monthly Base Rent Per Site	$478.26	$464.51	$476.17	$460.10
Core Monthly Base Rent Per Site	$483.78	$464.51	$480.45	$460.10

	Quarters Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec 31,
Home Sales: (2)	2006	2005	2006	2005
New Home Sales Volume (3)	209	259	783	771
New Home Sales Gross Revenues	$14,162	$21,923	$58,799	$62,664

Used Home Sales Volume (4)	73	65	370	271
Used Home Sales Gross Revenues	$508	$698	$2,448	$3,350

Brokered Home Resale Volume	240	342	1,255	1,526
Brokered Home Resale Revenues, net	$406	$619	$2,129	$2,714

(1)	Includes hurricane related costs recoverable from insurance providers of approximately $1.5 million.

(2)	Results of continuing operations.

(3)	Quarter and twelve months ended December 31, 2006 include 33 and 79 third-party dealer sales, respectively. Quarter and twelve months ended December 31, 2005 include 34 and 84 third-party dealer sales, respectively.

(4)	Quarter and twelve months ended December 31, 2006 include four and thirteen third-party dealer sales, respectively. There were no third-party dealer sales of used homes for the twelve months ended December 31, 2005.

Equity LifeStyle Properties, Inc.
(Unaudited)
Summary of Total Sites as of December 31, 2006:

Sites
Community sites(1)	45,700
Resort sites(2):
Annuals	18,800
Seasonal	8,000
Transient	8,900
Membership(3)	24,100
Joint Ventures(4)	7,500

113,000

(1)	Includes 1,581 sites from discontinued operations.

(2)	Includes 100 sites from discontinued operations.

(3)	All sites are currently leased to Privileged Access.

(4)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.

Funds available for distribution (FAD):	Quarters Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005

Funds from operations	$18,412	$(5,708)	$82,367	$52,827
Non-revenue producing improvements to real estate	(4,007)	(3,533)	(12,575)	(12,549)

Funds available for distribution	$14,405	$(9,241)	$69,792	$40,278

FAD per Common Share — Basic	$0.49	$(0.31)	$2.36	$1.37
FAD per Common Share — Fully Diluted	$0.47	$(0.31)	$2.31	$1.35

Earnings and FFO per share guidance on a fully diluted basis (unaudited)

	Full Year 2007
	Low	High
Projected net income per common share	$0.82	$0.90
Projected depreciation	2.08	2.08
Projected gain on sale of properties	(0.16)	(0.16)
Projected income allocated to Common OP Units	0.21	0.23

Projected FFO available to common shareholders	$2.95	$3.05

     Funds from Operations (“FFO”) is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
     FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.